EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT



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              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)


                           Replacement Financial, Inc.
                         -------------------------------
                               Name of Corporation


         I the undersigned President and Secretary of Replacement Financial, Inc. does hereby certify that the Board of Directors and Majority Shareholders of said corporation at a meeting duly convened, held on the 10th day of March, 1999, adopted a resolution to amend the original articles as follows:

         Article IV, Section 4.01 - is hereby amended as follows:

                                   ARTICLE IV
                                 SHARES OF STOCK

         Section 4.01 Number and Class. The total number of shares of authorized capital stock of the Corporation shall consist of two classes: Common Stock in the amount of twenty million (25,000,000), at $0.001 par value; and Preferred Stock in the amount of five million (5,000,000), at $0.001 par value.
         The Common and Preferred Stock may be issued from time to time without action by the stockholders. The Common and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.
         The Board of Directors may issue such shares of Common and Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.


         The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 22,000 pre-split shares of Common Stock; that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


         I further certify the following were duly adopted, authorized and approved by the Board of Directors on March 10, 1999.

1) The number of shares to be issued and outstanding after the 100-for-one forward stock split on the Company's issued and outstanding Common Stock will be approximately 2,200,000 shares.

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2)       Fractional shares will be rounded up to the nearest whole number.

3) The 100-for-one forward stock split on the Company's Common Stock was approved by the Board of Directors, thus shareholder approval is not required.

4) The change in number of issued and outstanding shares of Common Stock of the Company shall be effective March 10, 1999, or immediately upon filing of this Certificate.



                                        ------------------------------------
                                        Kari Cunningham, President and Secretary




State of ________________  )
                                    ) ss.
County of _______________  )

         On the ____ day of _______________, _____, personally appeared before me, a Notary Public, ____________________________________, who acknowledged that she executed the above instrument.

S                                       ______________________________________
E                                       Notary Public
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